Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Stock Incentive Plan of Veeco Instruments Inc. (the “Company”) of our reports dated February 24, 2010, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of the Company filed with the Securities and Exchange Commission.

New York, New York

May 14, 2010

/s/ Ernst & Young LLP